                                                                    EXHIBIT 3.1


                         CERTIFICATE OF INCORPORATION
                                       OF
                                 AQUA-CHEM, INC.

                      (incorporating amendments effected
                        by Certificate of Merger filed
                      August 1, 1997, and Certificate of
                        Amendment filed June 23, 1998)

         ARTICLE ONE.  The name of the corporation is Aqua-Chem, Inc.

         ARTICLE TWO. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         ARTICLE THREE. The purpose of the corporation (the "Company") is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         ARTICLE FOUR. The total number of shares of stock which the Company shall have authority to issue is Two Million Six Thousand Two Hundred Sixty (2,006,260), divided into classes as follows:

              a. Two Million (2,000,000) shares of Common Stock, having a par value of $.01 per share.

                   Each share of Common Stock shall be entitled to one vote on any matter submitted to a vote of the shareholders of the Company.


              b. Six Thousand Two Hundred Sixty (6,260) shares of Preferred Stock, having a par value of $.01 per share. The Preferred Stock shall be further divided into series, with such designations, powers, preferences and rights and subject to the qualifications, limitations and restrictions as set forth below.


                                 PREFERRED STOCK
                       STATEMENT OF RIGHTS AND PREFERENCES

I.       SERIES A PREFERRED STOCK

         There shall be One Hundred Thirty (130) shares of Series A Preferred Stock authorized. The terms of the Series A Preferred Stock shall be as follows:

         A.   Dividends.

              1. Normal Dividends. Simultaneous with consummation of the refinancing and retirement (the "1998 Refinancing Transaction") of the WSDF Note (the " WSDF Note") as defined in the Amended and Restated Securities Purchase Agreement (the "Securities Purchase Agreement") dated as of December 5,



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                                                                     EXHIBIT 3.1


                   1997, by and among Rush Creek LLC, the Company, CB-Kramer Sales and Service, Inc. Whitney Equity Partners, L.P. and Whitney Subordinated Debt Fund L.P. and thereafter on the first day of each August, November, February and May, the holders of the 130 shares of Series A Preferred Stock shall be entitled to receive out of funds of the Company at the time legally available for such purpose dividends at the rate of $2,307.70 per share per year, and no more, payable in cash and without interest. Dividends on all such issued and outstanding preferred shares shall accrue on a daily basis (initially from the date of issuance to the date of payment of the first dividend and, thereafter, from dividend payment date to dividend payment date) whether or not earned or declared and shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Such dividends shall be paid before any dividends shall be declared or paid upon or set apart for the common shares or any other class or series of the Company's capital stock and shall be cumulative, so that if in any year or years dividends upon such outstanding preferred shares shall not have been paid (at the rate set forth above), the amount of the deficiency shall be paid, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon, or set apart for, the common shares or any other class or series of the Company's capital stock.

                   Unless all cumulative dividends on the Series A Preferred Stock (including default dividends as described in Section I.A.2. below) have been or contemporaneously are declared by the Company's Board of Directors and paid or declared and a sum sufficient for the payment thereof set apart by the Company to the date of any event described in Section I.G. below, the Company shall not redeem, purchase, retire or otherwise acquire for any consideration, or make any payment on account of a sinking fund or other similar fund for the redemption, purchase, retirement or acquisition of any other capital stock of the Company (other than the Series B Preferred Stock), or any warrant, right or option to purchase any thereof, or make any distribution in respect thereof, directly or indirectly, whether in cash, obligations or securities of the Company or other property. Notwithstanding the foregoing, the Company shall be entitled to redeem in whole or in part warrants issued pursuant to the Aqua-Chem, Inc. Common Stock Purchase Warrant dated as of July 30, 1997 in favor of Rush Creek LLC, a Wisconsin limited liability company ("Warrants"), or the shares of the Company's common stock issued pursuant to such Warrants ("Warrant Shares") in each case in accordance with the terms set forth in the Warrants. The Company shall also be entitled to redeem shares of the Company's common stock issued to employees or consultants of the Company ("Plan Shares") pursuant to the terms of the Aqua-Chem, Inc. 1997 Stock Option Plan or any successor plan adopted by the Company or any agreement (each a "Plan") other than plan shares held by Jeffrey A. Miller ("Miller"), J. Scott Barton ("Barton"),

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                                                                     EXHIBIT 3.1


                   Rand E. McNally ("McNally"), Bruce Dickson ("Dickson"), and Charles Norris ("Norris") (Miller, Barton, McNally, Dickson, Norris, and their permitted transferees are collectively referred to herein as the "Management Group") to the extent such redemptions do not, in the aggregate, exceed 61,919 shares of common stock as adjusted for stock splits and combinations of stock.

              2. Dividends Upon Default. In the event of a default by the Company after exercise of the Put Option or Call Option (both as hereinafter defined) in the payment of the redemption price or accrued dividends as required by Section I.G.1. of this Statement of Rights and Preferences (the "Statement"), the rate of dividends on the Series A Preferred Stock from the date of default to the date on which such default is cured shall prospectively increase to $3,461.55 per share per year (a 50% increase) from the date of default to the date on which such default is cured.

         B. Liquidation and Rank. In the event of a liquidation, dissolution, or winding up of the Company (whether voluntary or involuntary), the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus of any nature, an amount equal to $38,461.54 per share and, in addition to such amount, a further amount equal to the dividends unpaid and accumulated thereon, as provided in Section I.A. hereof, to the date of such distribution, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the holders of common shares or any other class or series of the Company's capital stock (other than the Series B Preferred Stock).

              If upon such liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets thus distributed among the holders of all classes or series of the Company's Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of all of the Series A Preferred Stock and Series B Preferred Stock.

              In the event of any such liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, subject to all of the preferential rights of the holders of the Series A Preferred Stock and all other classes or series of preferred stock on distribution or otherwise, the holders of common shares shall be entitled to receive, ratably, all of the remaining assets of the Company.

              A consolidation or merger of the Company with or into any other corporation or corporations or any other event specified in
              Section I.G.1. shall not be deemed to be a liquidation, dissolution, or winding up, within the meaning of this clause.

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                                                                     EXHIBIT 3.1


              The Series A Preferred Stock shall rank prior to any other class or series of the Company's capital stock (other than the Series B Preferred Stock) and in no event shall the Company redeem, purchase, retire or otherwise acquire for any consideration, or make any payment on account of a sinking fund or other similar fund for the redemption, purchase, retirement or acquisition of, any other capital stock of the Company (other than the Series B Preferred Stock), or any warrant, right or option to purchase any thereof, or make any distribution in respect thereof, directly or indirectly, whether in cash, obligations or securities of the Company or other property prior to the redemption of all of the shares of Series A Preferred stock as provided herein. Notwithstanding the foregoing, the Company shall be entitled to redeem Warrants or Warrant Shares in each case in accordance with the terms set forth in the Warrants. The Company shall also be entitled to redeem Plan Shares pursuant to the terms of the Plan other than Plan Shares held by the Management Group provided such redemptions do not, in the aggregate, exceed 61,919 shares as adjusted for stock splits and combinations of stock.

         C. Voting. The holders of the Series A Preferred Stock shall have no voting rights except to the extent that such voting rights may not be denied under the Delaware General Corporation Law.

         D. Transfer Restrictions. Except as hereinafter provided, no holder of the Series A Preferred Stock may transfer such shares. A holder of shares of Series A Preferred Stock may, upon furnishing the Company with (i) information sufficient for the Company to determine in its reasonable judgment that the proposed transfer is exempt from registration under the Securities Act of 1933, or (ii) an opinion letter from the holder's legal counsel reasonably satisfactory in form and substance to the Company as to the proposed transfer's compliance with state and federal securities laws, transfer all, but not less than all, of the shares of Series A Preferred Stock owned by such holder to any corporation controlled by, controlling, or under common control with, the initial holder of such shares, provided that such transferee is not engaged in any business which is in competition with any business engaged in by the Company.

         E. Waiver of Preemptive Rights. Notwithstanding any provision of this Certificate of Incorporation, no holder of the Series A Preferred Stock shall be entitled as such as a matter of right to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for property or services or by way of dividend or for cash, and all such rights are waived by each holder of Series A Preferred Stock.

         F. Right to Receive Financial Information; Non-Disclosure. The Company shall, on or before August 31 of each year, furnish the holders of the Series A Preferred Stock with its internally prepared unaudited income statement and balance sheet as at and

                                                                     EXHIBIT 3.1


              for the six months ended June 30 and, on or before March 31 of each year, its annual audited year end income statement and balance sheet. Access to such financial statements shall be strictly limited by the holders of the Series A Preferred Stock to those persons employed by such shareholders and their affiliates who have responsibility for monitoring the investment in the Company and, under no circumstances, shall such financial statements or the information contained therein be made available or disclosed to any other persons or used for any other purposes.

         G.   Redemption.

              1. Put Option. Each holder of shares of the Series A Preferred Stock shall have the right, upon written notice to the Company, to require the Company to redeem all but not less than all of the shares of Series A Preferred Stock owned by such holder at the date of redemption (the "Put Option") at a price equal to $38,461.54 per share, plus accrued dividends (whether or not earned or declared) (as described in Section I-A above) to and including the date fixed for redemption as follows: (a) at such time as cumulatively more than two thirds (2/3) of the outstanding equity interests in the Company (which for purposes of this entire Section I.G.1. shall be deemed to include any successor thereto or any holding company whose principal asset consists of its investment in the Company or such successor) are in one or more transactions sold to an "Unrelated Third Party", which shall mean one or more parties not directly or indirectly controlled by, controlling, or under common control with the Company (an "Overall Ownership Shift" which, by way of clarification, shall not include a distribution of the outstanding equity interests of the Company owned by Rush Creek LLC to its members); (b) at such time as the Management Group and other then current management employees of the Company or their family members or trusts, limited liability companies or partnerships for their benefit (together, the "Employee Ownership Group") collectively cease to retain a beneficial ownership interest of at least fifty percent (50%) of the percentage equity interest in the Company initially issued to the Employee Ownership Group (excluding any amounts reserved for the Employee Ownership Group which are contingent upon the future performance of the Company) unless such cessation is the result of (i) the issuance of additional equity interest by the Company to persons other than the Employee Ownership Group, or (ii) a sale of equity interests in the Company by the Employee Ownership Group due to the Company's being in substantial distress as, for example, evidenced by the declaration of a default by the holders of the Company's debt instruments (an "Employee Ownership Shift"); (c) upon the transfer of substantially all of the assets of the Company to an Unrelated Third Party, whether by sale, merger, consolidation or otherwise (an "Asset Shift"); (d) at such time as the Company may specify within the 120-day period following either a refinancing and retirement (a "New Refinancing Transaction") of the

                                                                    EXHIBIT 3.1


                   $125,000,000 senior notes being issued in connection with the 1998 Refinancing Transaction or an IPO (as hereinafter defined); or (e) seven years after issuance of the Series A Preferred Stock. In the event that the Put Option would become exercisable by reason of an Overall Ownership Shift or an Employee Ownership Shift under circumstances other than a sale of all of the stock of the Company (other than the Series A and Series B Preferred Stock), and the exercise of the Put Option under such other circumstances would cause the Company to be in default of covenants with its lenders, the exercise of the Put Option shall be deferred until such time as its exercise would not cause a default (but not later than seven (7) years after issuance). During any such deferral period, the Company shall use its best efforts with its lenders to obtain an amendment or waiver to permit such exercise and shall not permit any increase to occur in the compensation payable to any member of the Management Group or repurchase any of its other outstanding stock. Notwithstanding the foregoing, the Company shall be entitled to redeem Warrants or Warrant Shares in each case in accordance with the terms set forth in the Warrants. The Company shall also be entitled to redeem Plan Shares pursuant to the terms of the Plan other than Plan Shares held by the Management Group provided such redemptions do not, in the aggregate, exceed 61,919 shares as adjusted for stock splits and combinations of stock. No such deferral or delay in the exercise of the Put Option shall prevent the termination of the indemnity obligations of the initial holders of the Series A Preferred Stock in accordance with the terms of the Agreement and Plan of Reorganization among the Company and certain other parties dated as of July 30, 1997 (the "Reorganization Agreement").

                   In the event the Company shall propose to take any action of the type described in this Section I.G.1. (or upon the occurrence of any event described in this Section I.G.1., if not within the Company's control), the Company shall give written notice at least 15 days prior to the taking of the proposed action (or within 5 days of any action not in the Company's control) to each stockholder at the post office address as shown on the Company's records which notice shall specify the approximate date on which such action shall take place.

                   Upon the delivery of written notice to the Company of any stockholder's election to redeem all of the Series A Preferred Stock held by such stockholder pursuant to this
                   Section I.G.1., the Company shall, as promptly as practicable after the date of surrender of the redeemed certificates, pay all redemption amounts due to such stockholder.

                   "IPO" shall mean the initial public offering by the Company of its equity securities pursuant a registration statement on Form S-1 or otherwise under the Securities Act of 1933 as amended.

                                                                    EXHIBIT 3.1


              2. Call Option. The Company, at the option of the Board of Directors, may at any time redeem all or any part of the Series A Preferred Stock by paying in cash therefor an amount equal to $38,461.54 per share, and, in addition to such amount, an amount in cash equal to all dividends on such preferred shares unpaid and accumulated as provided in
                   Section I-A of this Statement, whether or not earned or declared, to and including the date fixed for redemption. In case of the redemption of only a part of such outstanding preferred shares, the Company shall effect such redemption pro rata. At least thirty (30) days' previous notice by mail, postage prepaid, shall be given to the holders of record of the Series A Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at his, her, or its post office address as shown by the records of the Company. On or after the date fixed for redemption and stated in such notice, each holder of such Series A Preferred Stock called for redemption shall surrender his, her, or its certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive and shall receive on such date payment of the redemption price. In case less than all of the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, notwithstanding that the certificates evidencing any Series A Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall cease to accrue after the date fixed for redemption and all rights with respect to the shares so called for redemption shall forthwith after such date cease, except only the right of the holders to receive the redemption price thereof without interest upon surrender of their certificates therefor.

              3. Mandatory Redemption. Simultaneous with the consummation of the 1998 Refinancing Transaction, the holders of the Series A Preferred Stock shall sell and the Company shall purchase and redeem on a pro-rata basis from each of the holders thereof an aggregate of seventy eight (78) shares of the Series A Preferred Stock at a price equal to $38,461.54 per share, plus accrued dividends. On August 1, 2000, the holders of the Series A Preferred Stock shall sell and the Company shall purchase and redeem on a pro-rata basis from each of the holders thereof an aggregate of twenty six (26) shares of the Series A Preferred Stock at a price equal to $38,461.54 per share, plus accrued dividends. On August 1, 2001, the holders of the Series A Preferred Stock shall sell and the Company shall purchase and redeem twenty six on a pro-rata basis from each of the holders thereof an aggregate of (26) shares of the Series A Preferred Stock at a price equal to $38,461.54 per share, plus accrued dividends. Each holder of such Series A Preferred Stock being redeemed shall surrender his, her, or its certificate evidencing such shares to

                                                                    EXHIBIT 3.1


                   the Company at its principal office and shall thereupon be entitled to receive and shall receive on such date payment of the redemption price by wire transfer of immediately available funds to such account as the holder shall direct in writing. In case less than all of the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, notwithstanding that the certificates evidencing any Series A Preferred Stock scheduled for redemption shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after the date fixed for redemption and all rights with respect to such shares shall forthwith after such date cease, except only the right of the holders to receive the redemption price thereof.

         H. Offset. Notwithstanding any provision herein to the contrary, the actual redemption price paid hereunder for the Series A Preferred Stock shall be the redemption price calculated as provided hereunder minus the amount of any claims owing under Sections 6, 7 and 8 of the Reorganization Agreement.

         I. Amendment. Notwithstanding any other paragraph or provision hereof, neither the Company nor any of its subsidiaries may amend, restate or modify the Certificate of Incorporation, Bylaws or other governance documents in a manner which could adversely affect the rights of the holders of the Series A Preferred Stock without the approval, by vote or written consent, of the holders of all of the issued and outstanding Series A Preferred Stock.


II.      SERIES B PREFERRED STOCK.

              There shall be One Hundred Thirty (130) shares of Series B Preferred Stock authorized. The terms of the Series B Preferred Stock shall be as follows:

         A.   Dividends.

              1. Normal Dividends. The holders of the 130 shares of Series B Preferred Stock shall be entitled to receive dividends at the rate of $1,538.47 per share per year, and no more, payable in cash, without interest and only upon redemption, out of any funds of the Company at the time legally available for the declaration of dividends, when and as declared by the Board of Directors. Dividends on all such issued and outstanding preferred shares shall accrue from day to day from the date of issuance of such shares to the date set forth in Section B or G hereunder, as the case may be, whether or not earned or declared and shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Such dividends shall be payable before any dividends shall be declared or paid upon or set apart for the common shares or any other

                                                                     EXHIBIT 3.1


                   class or series of the Company's capital stock (other than the Series A Preferred Stock), and shall be cumulative, so that if in any year or years dividends upon such outstanding preferred shares shall not have been declared (at the rate described above) and set apart therefor, the amount of the deficiency shall be fully declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon, or set apart for, the common shares or any other class or series of the Company's capital stock (other than the Series A Preferred Stock).

                   Unless all cumulative dividends on the Series B Preferred Stock (including default dividends as described in Section II.A.2. below) have been or contemporaneously are declared by the Company's Board of Directors and paid or declared and a sum sufficient for the payment thereof set apart by the Company to the date of any event described in Section II.G. below, the Company shall not redeem, purchase, retire or otherwise acquire for any consideration, or make any payment on account of a sinking fund or other similar fund for the redemption, purchase, retirement or acquisition of any other capital stock of the Company (other than the Series A Preferred Stock), or any warrant, right or option to purchase any thereof, or make any distribution in respect thereof, directly or indirectly, whether in cash, obligations or securities of the Company or other property. Notwithstanding the foregoing, the Company shall be entitled to redeem Warrants or Warrant Shares in each case in accordance with the terms set forth in the Warrants. The Company shall also be entitled to redeem Plan Shares pursuant to the terms of any Plan other than Plan Shares held by the Management Group provided such redemptions do not, in the aggregate, exceed 61,919 shares as adjusted for stock splits and combinations.


              2. Dividends Upon Default. In the event of a default by the Company after exercise of the Put Option or Call Option (both as hereinafter defined) in the payment of the redemption price or accrued dividends as required by Section II.G.1. of this Statement, the rate of dividends on the Series B Preferred Stock from the date of default to the date on which such default is cured shall prospectively increase to $2,307.69 per share per year (a 50% increase) from the date of default to the date on which such default is cured.

         B. Liquidation and Rank. In the event of a liquidation, dissolution, or winding up of the Company (whether voluntary or involuntary), the holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus of any nature, an amount per share equal to 1/130th of the Redemption Price (as hereinafter defined) and, in addition to such amount, a further amount equal to the dividends unpaid and accumulated thereon, as provided

                                                                    EXHIBIT 3.1


              in Section II.A hereof, to the date of such distribution, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the holders of common shares or any other class or series of the Company's capital stock (other than the Series A Preferred Stock).

              If upon such liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets thus distributed among the holders of all classes or series of the Company's Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock.

              In the event of any such liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, subject to all of the preferential rights of the holders of the Series B Preferred Stock and all other classes or series of preferred stock on distribution or otherwise, the holders of common shares shall be entitled to receive ratably all of the remaining assets of the Company.

              A consolidation or merger of the Company with or into any other corporation or corporations or any other event specified in II.G.1. shall not be deemed to be a liquidation, dissolution, or winding up, within the meaning of this clause.

              The Series B Preferred Stock shall rank prior to any other class or series of the Company's capital stock (other than the Series A Preferred Stock) and in no event shall the Company redeem, purchase, retire or otherwise acquire for any consideration, or make any payment on account of a sinking fund or other similar fund for the redemption, purchase, retirement or acquisition of any other capital stock of the Company (other than the Series A Preferred Stock), or any warrant, right or option to purchase any thereof, or make any distribution in respect thereof, directly or indirectly, whether in cash, obligations or securities of the Company or other property prior to the redemption of all of the shares of Series A Preferred Stock and Series B Preferred Stock as provided herein. Notwithstanding the foregoing, the Company shall be entitled to redeem Warrants or Warrant Shares in each case in accordance with the terms set forth in the Warrants. The Company shall also be entitled to redeem Plan Shares pursuant to the terms of any Plan, other than shares held by the Management Group provided such redemptions do not, in the aggregate, exceed 61,919 shares as adjusted for stock splits and combinations of stock.

         C. Voting. The holders of the Series B Preferred Stock shall have no voting rights except such voting rights as may not be denied under the Delaware General Corporation Law.

                                                                    EXHIBIT 3.1


         D. Transfer Restrictions. Except as hereinafter provided, no holder of the Series B Preferred Stock may transfer such shares. A holder of shares of Series B Preferred Stock may, upon furnishing the Company with (i) information sufficient for the Company to determine in its reasonable judgment that the proposed transfer is exempt from registration under the Securities Act of 1933, or (ii) an opinion letter from the holder's legal counsel reasonably satisfactory in form and substance to the Company as to the proposed transfer's compliance with state and federal securities laws, transfer all, but not less than all, of the shares of Series B Preferred Stock owned by such holder to any corporation controlled by, controlling, or under common control with, the initial holder of such shares, provided that such transferee is not engaged in any business which is in competition with any business engaged in by the Company.

         E. Waiver of Preemptive Rights. Notwithstanding any provision of this Certificate of Incorporation, no holder of the Series B Preferred Stock shall be entitled as such as a matter of right to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for property or services or by way of dividend or for cash, and all such rights are waived by each holder of Series B Preferred Stock.

         F. Right to Receive Financial Information; Non-Disclosure. The Company shall, on or before August 31 of each year, furnish the holders of the Series B Preferred Stock with its internally prepared unaudited income statement and balance sheet as at and for the six months ended June 30 and, on or before March 31 of each year, its annual audited year end income statement and balance sheet. Access to such financial statements shall be strictly limited by the holders of the Series B Preferred Stock to those persons employed by such shareholders and their affiliates who have responsibility for monitoring the investment in the Company and, under no circumstances, shall such financial statements or the information contained therein be made available or disclosed to any other persons or used for any other purposes.

         G.   Redemption.

              1. Put Option. Each holder of shares of the Series B Preferred Stock shall have the right, upon written notice to the Company, to require the Company to redeem all but not less than all of the shares of Series B Preferred Stock owned by such holder at the date of redemption (the "Put Option") at a per share price equal to 1/130th of the "Redemption Price" (as defined in Section II.H. below), plus accrued dividends (whether or not earned or declared) (as described in Section II.A. above) to and including, the date fixed for redemption as follows: (a) upon the occurrence of an Overall Ownership Shift, Employee Ownership Shift or Asset Shift; (b) at such time as the Company may specify within the 120-day period following either a New

                                                                    EXHIBIT 3.1


                   Refinancing Transaction or an IPO (as hereinafter defined); or (c) seven years after issuance of the Series B Preferred Stock. In the event that the Put Option would become exercisable by reason of an Overall Ownership Shift or an Employee Ownership Shift under circumstances other than a sale of all of the stock of the Company (other than the Series A and Series B Preferred Stock), and the exercise of the Put Option under such other circumstances would cause the Company to be in default of covenants with its lenders, the exercise of the Put Option shall be deferred until such time as its exercise would not cause a default (but not later than seven (7) years after issuance). During any such deferral period, the Company shall use its best efforts with its lenders to obtain an amendment or waiver to permit such exercise and shall not permit any increase to occur in the compensation payable to any member of the Management Group or repurchase any of its other outstanding stock. Notwithstanding the foregoing, the Company shall be entitled to redeem Warrants or Warrant Shares in each case in accordance with the terms set forth in the Warrants. The Company shall also be entitled to redeem Plan Shares pursuant to the terms of any Plan other than Plan Shares held by the Management Group provided such redemptions do not, in the aggregate, exceed 61,919 shares as adjusted for stock splits and combinations of stock. No such deferral or delay in the exercise of the Put Option shall prevent the termination of the indemnity obligations of the initial holders of the Series B Preferred Stock in accordance with the terms of the Reorganization Agreement.

                   In the event the Company shall propose to take any action of the type described in this Section II.G.1. (or upon the occurrence of any event described in this Section II.G.1., if not within the Company's control), the Company shall give written notice at least 15 days prior to the taking of the proposed action (or within 5 days of any action not in the Company's control) to each stockholder at the post office address as shown on the Company's records which notice shall specify the approximate date on which such action shall take place.

                   Upon the delivery of written notice to the Company of any stockholder's election to redeem all of the Series B Preferred Stock held by such stockholder pursuant to this
                   Section II.G.1., the Company shall, as promptly as practicable after the date of surrender of the redeemed certificates, pay all redemption amounts due to such stockholder.


              2. Call Option. The Company, at the option of the Board of Directors, may at any time after December 31, 2001 redeem all or any part of the Series B Preferred Stock by paying in cash therefor an amount equal to 1/130th of the Redemption Price per share and, in addition to such amount, an amount in cash equal to all dividends on such preferred shares unpaid and accumulated

                                                                    EXHIBIT 3.1


                   as provided in this Section II.A, whether or not earned or declared, to and including the date fixed for redemption. In case of the redemption of only a part of such outstanding preferred shares, the Company shall effect such redemption pro rata. At least thirty (30) days' previous notice by mail, postage prepaid, shall be given to the holders of record of the Series B Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at his post office address as shown by the records of the Company. On or after the date fixed for redemption and stated in such notice, each holder of such Series B Preferred Stock called for redemption shall surrender his certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive and shall receive on such date payment of the redemption price. In case less than all of the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, notwithstanding that the certificates evidencing any Series B Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall cease to accrue after the date fixed for redemption and all rights with respect to the shares so called for redemption shall forthwith after such date cease, except only the right of the holders to receive the redemption price thereof without interest upon surrender of their certificates therefor.

         H.   Redemption Price.

              1. Normal Redemption Price. Except as hereinafter specifically set forth to the contrary Certificate of Incorporation, the redemption price of the Series B Preferred Stock (the "Redemption Price") shall be the "Normal Redemption Price" which shall be based upon the Company's Water Tech Division's cumulative earnings before income taxes ("EBIT"), for the period 1997 through 2001 as set forth below (except as set forth in II.H.1.(f).).

                   (a) If actual cumulative EBIT is less than 80% of the cumulative EBIT shown on Schedule A, attached hereto, the Normal Redemption Price shall be zero.

                   (b) If actual cumulative EBIT is 80% of the cumulative EBIT shown on Schedule A, the Normal Redemption Price shall be $2,500,000.

                   (c) If actual cumulative EBIT is more than 80%, but less than 120%, of the cumulative EBIT shown on Schedule A, the Normal Redemption Price shall be $2,500,000 plus $125,000 for each percentage point by which the actual cumulative EBIT exceeds 80% of the cumulative

                                                                    EXHIBIT 3.1


                        EBIT shown on Schedule A (prorated for each portion of a percentage point).

                   (d) If actual cumulative EBIT is 120% or more of the cumulative EBIT shown on Schedule A, the Normal Redemption Price shall be $7,500,000.

                   (e) The cumulative EBIT thresholds shown on Schedule A shall not be adjusted in the event of an acquisition.

                   (f) If, prior to December 31, 2001, either (a) the business of the Company's Water Tech Division (the "Water Tech Business") is sold to an Unrelated Third Party or (b) there occurs an IPO, an Overall Ownership Shift, an Asset Shift or an Employee Ownership Shift, then in any of such events, the Normal Redemption Price shall be computed as of the end of the month preceding the date of any such event.

              2. Redemption Price if Water Tech Business Sold. If the Water Tech Business is sold to an Unrelated Third Party prior to redemption of the Series B Preferred Stock, the Redemption Price shall be the greater of (i) the Normal Redemption Price or (ii) the "Alternative Redemption Price", as hereinafter defined.

              3. Redemption Price if IPO Occurs. If, prior to the first to occur of (i) December 31, 2001 or (ii) a sale of the Water Tech Business to an Unrelated Third Party, there occurs an IPO, then, in such event, but only in such event, the Redemption Price shall be the greatest of (a) $5,000,000, (b) the Normal Redemption Price, or (c) the Alternative Redemption Price. In determining the Alternative Redemption Price in the event of an IPO, the Alternative Redemption Price provisions applicable upon a sale of the Water Tech Business shall be applied, with the Water Tech Business being deemed to have been sold at a selling price representing the same multiple of Water Tech EBIT for the most recently completed fiscal year as the multiple of Company-wide EBIT for such fiscal year that the offering price in the IPO represents. If the IPO occurs after December 31, 2001, but before a sale of the Water Tech business, the Redemption Price for the Series B Preferred Stock shall be the Normal Redemption Price, unless the Normal Redemption Price is zero, in which event the Redemption Price shall be the Alternative Redemption Price.

              4. Redemption Price if Sale of Company Occurs. If, prior to the first to occur of (i) December 31, 2001 or (ii) a sale of the Water Tech Business to an Unrelated Third Party, there occurs either (a) an Overall Ownership Shift, (b)

                                                                    EXHIBIT 3.1


                   an Employee Ownership Shift or (c) an Asset Shift and, in the further event that, at the time of the closing of a transaction described in clause (a), (b) or (c) above, the actual cumulative Company-wide EBIT for the cumulative period beginning January 1, 1997 and ending on such closing date is at least 80% of the projected cumulative Company-wide EBIT for such cumulative period as set forth in Schedule A, then, in the event that all of the preceding conditions precedent have been met, the Redemption Price for the Series B Preferred Stock shall be the greatest of (x) $5,000,000, (y) the Normal Redemption Price, or (z) the Alternative Redemption Price. In determining the Alternative Redemption Price in the event of a sale transaction described in this paragraph, the Water Tech Business shall be deemed to have been sold at a selling price representing the same multiple of Water Tech EBIT for the most recently completed fiscal year as (i) in the event of an Overall Ownership Shift or an Employee Ownership Shift, the multiple of per share Company-wide EBIT for such fiscal year that the actual per share selling price of a share of the Company's common stock represents or (ii) in the event of an Asset Shift, the multiple of Company-wide EBIT for such year that the selling price (adjusted for any retained assets or liabilities) represents. If (a), (b) or (c) above occur after December 31, 2001, but before a sale of the Water Tech Business, or if they occur and the Company-wide EBIT test above has not been met, the Redemption Price shall be the Alternative Redemption Price and the Water Tech business shall be deemed to have been sold at a selling price representing the same multiple of Water Tech EBIT for the most recently completed fiscal year as the multiple of per share Company-wide EBIT for such fiscal year that the actual selling price of the Company's common stock represents.

                   For purposes of this Section II.H., the selling price shall include all consideration paid for the business sold, including, but without limitation, all cash, securities, property and other assets received by the seller. All consideration to be received by seller which is contingent on the occurrence of future events shall be valued on the selling date in a manner mutually agreeable to the Company and the Series B Preferred stockholders.

              5. Alternative Redemption Price. The Alternative Redemption Price shall be determined as set forth below:

                   (a) If the sale of the Water Tech Business occurs prior to July 30, 2002, the Alternative Redemption Price shall be an amount equal to the sum of (1) $10,000 multiplied by each percentage point of the net book value of the assets of the Water Tech Division ("NBV") that the actual selling price represents, up to and including 200% of NBV, plus (2) $15,000 multiplied by each percentage point of NBV above

                                                                    EXHIBIT 3.1


                        200% that the actual selling price represents (and in each case prorated for each portion of a percentage point).

                   (b) If the sale of the Water Tech Business occurs on or after July 30, 2002, the Alternative Redemption Price shall be one-half of the amount determined under the immediately preceding formula in Section II.H.5(a) above.

                   (c) If the actual selling price of the Water Tech Business represents less than 50% of NBV, the Alternative Redemption Price shall be zero.

                   (d) In determining the selling price for purposes of the preceding calculations, an appropriate dollar-for-dollar adjustment shall be made to reflect any Water Tech assets or liabilities retained by the Company.

              6. Maximum Redemption Price. Notwithstanding anything to the contrary herein, the maximum Redemption Price under any circumstances or alternatives shall not exceed $7,500,000.

         I. Auditors; Dispute Resolution. The Company shall retain a Big Six accounting firm to audit its annual financial statements and may switch to a non-Big Six accounting firm only with the prior written consent of the holders of the Series B Preferred Stock, which consent shall not unreasonably be withheld. In connection with any redemption of the Series B Preferred Stock, such shareholders or their representatives (upon execution of a confidentiality agreement) shall have the right to review the Company's determination of the Redemption Price and its auditors' work papers. Any disputes regarding the determination of the Redemption Price shall be resolved by binding arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association by a panel of three arbitrators. Any award so obtained may be enforced in any Wisconsin state court or the Federal Court of the United States sitting in Milwaukee, Wisconsin and a judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         J. No Reorganization. Until the Company has redeemed all of the shares of Series B Preferred Stock, the Company shall not, without the prior written consent of all of the Series B Preferred shareholders thereof, reorganize, restructure or otherwise transfer any of the assets of its Water Tech Business or do any other action that would have the effect of altering the calculation of the Redemption Price hereunder.

         K. Offset. Notwithstanding any provision herein to the contrary, the actual redemption price paid hereunder for the Series B Preferred Stock shall be the redemption price

                                                                    EXHIBIT 3.1


              calculated as provided in Section H hereunder minus the amount of any claims owing under Sections 6, 7 and 8 of the Reorganization Agreement.

         L. Amendment. Notwithstanding any other paragraph or provision hereof, neither the Company nor any of its subsidiaries may amend, restate or modify the Certificate of Incorporation, Bylaws or other governance documents which could adversely affect the rights of the holders of the Series B Preferred Stock without the approval, by vote or written consent, of the holders of all of the issued and outstanding Series B Preferred Stock.


III.     SERIES C PREFERRED STOCK

         There shall be Six Thousand (6,000) shares of Series C Preferred Stock authorized. The terms of the Series C Preferred Stock shall be as follows:

         A. Dividends. The holders of Series C Preferred Stock shall be entitled to receive quarterly dividends at the rate of ten and 17/100 percent (10.17%) per annum on the Original Issue Price (as hereinafter defined), and no more, payable in cash only upon redemption thereof, upon the liquidation, dissolution or winding up of the Company or upon the occurrence of an Overall Ownership Shift, an Employee Ownership Shift, an Asset Shift or an IPO, out of any funds of the Company at the time legally available for the declaration of dividends, when and as declared by the Board of Directors. Dividends on all such issued and outstanding shares of Series C Preferred Stock shall accrue from day to day from the date of issuance of such shares to the date set forth in Section B or C hereunder, as the case may be, whether or not earned or declared and shall be computed o the basis of a 360 day year consisting of twelve 30-day months. Such dividends shall be payable before any dividends shall be declared or paid upon or set apart for the common shares or any other class or series of the Company's capital stock (other than the Series A and Series B Preferred Stock), and shall be cumulative, so that if in any year or years dividends upon such outstanding shares of Series C Preferred Stock shall not have been declared (at the rate described above) and set apart therefor, the amount of the deficiency shall be fully declared and set apart for payment, but without interest, before any distribution, whether by way of dividends or otherwise, shall be declared or paid upon, or set apart for, the common shares or any other class or series of the Company's capital stock (other than the Series A and Series B Preferred Stock).

         B. Liquidation. In the event of a liquidation, dissolution, or winding up of the Company (whether voluntary or involuntary), the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus of any nature, subject to the preferential rights of the Series A and Series B Preferred Stock, an amount equal to one hundred percent (100%) of the Original Issue Price, and, in addition to such amount, a further amount equal to the

                                                                    EXHIBIT 3.1


              dividends unpaid and accumulated thereon, as provided in Section III-A of this Statement, to the date of such distribution, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the holders of common shares or any other class or series of the Company's capital Stock (other than the Series A and Series B Preferred Stock).

              If upon such liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the Series C Preferred Stock of the full preferential amounts, then such assets to be distributed shall be distributed ratably among the holders of the Series C Preferred Stock.

              In the event of any such liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, subject to all of the preferential rights of the holders of the Series A, Series B and Series C Preferred Stock on distribution or otherwise, the holders of common shares shall be entitled to receive ratably all of the remaining assets of the Company.

              A consolidation or merger of the Company with or into any other corporation or corporations or other events specified in Section I.G.1. shall not be deemed to be a liquidation, dissolution, or winding up, within the meaning of this clause.

              Original Issue Price shall mean one thousand dollars ($1,000) per share for each of the then outstanding series of Series C Preferred Stock, as may be adjusted for subdivisions or combinations of the Series C Preferred Stock.

         C.   Redemption.

              1. Put Option. Notwithstanding any provision in this Certificate of Incorporation, including without limitation any provision of Section I or Section II, the holders of the Series C Preferred Stock shall have the right, if the holders of a majority of the issued and outstanding shares of Series C Preferred Stock so elect, and after providing written notice to the Company, to require the Company to redeem all or any part of the Series C Preferred Stock (the "Put Option") at a price equal to one thousand dollars ($1,000) per share (the "Series C Redemption Price"), plus accrued dividends (as described in Section III-A above) as follows:
                   (i) upon the occurrence of an Overall Ownership Shift, an Employee Ownership Shift or an Asset Shift; (ii) within the 120-day period following an IPO; or (iii) eight (8) years after issuance.

              2. Call Option. Notwithstanding any provision in this Certificate of Incorporation, including without limitation any provision of Section I or Section II, the Company, at the option of the Board of Directors, may,

                                                                    EXHIBIT 3.1


                   provided the Series A and Series B Preferred Stock have been previously redeemed, at any time after seven years redeem all or any part of the Series C Preferred Stock by paying in cash therefor an amount equal to the pro-rata portion of the Series C Redemption Price per share, and, in addition to such amount, an amount in cash equal to all dividends on such shares of Series C Preferred Stock unpaid and accumulated as provided in Section III-A of this Statement, whether or not earned or declared, to and including the date fixed for redemption. In case of the redemption of only a part of such outstanding Series C Preferred Stock, the Company shall effect such redemption pro rata. At least thirty (30) days' previous notice by mail, postage prepaid, shall be given to the holders of record of the Series C Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at his post office address as shown by the records of the Company. On or after the date fixed for redemption and stated in such notice, each holder of such Series C Preferred Stock called for redemption shall surrender his certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive and shall receive on such date payment of the redemption price. In case less than all of the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then, notwithstanding that the certificates evidencing any Series C Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall cease to accrue after the date fixed for redemption and all rights with respect to the shares so called for redemption shall forthwith after such date cease, except only the right of the holders to receive the redemption price thereof without interest upon surrender of their certificates therefor.

         D. Voting. Each share of Series C Preferred Stock shall have the voting rights equivalent to the rights of one share of common stock.

         E. Restrictions on Corporate Actions. Notwithstanding any other paragraph or provision hereof, none of the following actions may be taken by the Company or any of its Subsidiaries without the approval by vote or written consent of the holders of a majority of all issued and outstanding shares of Series C Preferred Stock:

              1. During the period beginning July 30, 1997 and ending on July 29, 2005, the consummation of an Organic Transaction (as defined below).

              2. Any amendment, restatement or modification of the Certificate of Incorporation, By-laws (the "BY-LAWS") or other governance documents

                                                                    EXHIBIT 3.1


                   which could adversely affect the rights of the holders of the Series C Preferred Stock;

              3. Declaration or payment of any dividend or making of any distribution on or with respect to the Common Stock or any other capital stock (other than the Series A, Series B, and Series C Preferred Stock);

              4. Except as permitted herein with respect to the Series A, Series B and Series C Preferred Stock, purchase, redeem or retire, directly or indirectly, of any shares of capital stock or other equity securities of the Company (or any securities convertible or exchangeable into such securities);

              5. Authorization, creation or issuance of any shares of capital stock or other securities other than shares of Series A Preferred Stock and Series B Preferred Stock issued in accordance with the Agreement and Plan of Reorganization by and among Rush Creek LLC, Aqua-Chem, Inc., A-C Acquisition Corp., Miller, Lyonnaise American Holding, Inc., and Gestra Corporation, N.V.

              6. Incurrence of Indebtness (as defined in the Securities Purchase Agreement) other than as described in paragraphs (a) through (l) of Section 9.4 of the Securities Purchase Agreement. References herein to any defined terms or provisions of the Securities Purchase Agreement is to such terms and provisions as in effect as of the date of the Securities Purchase Agreement, without regard to any subsequent, termination, amendment or other modification to such terms or provisions.

              7. Any amendment, restatement or modification of the terms of, or documentation relating to Indebtedness of the Company other than as permitted in the Securities Purchase Agreement. References herein to any defined terms or provisions of the Securities Purchase Agreement is to such terms and provisions as in effect as of the date of the Securities Purchase Agreement, without regard to any subsequent, termination, amendment or other modification to such terms or provisions.

              8. Engaging in any business other than the business in which the Company or its Subsidiaries are currently engaged;

              9.   A voluntary dissolution, liquidation or winding up;

              10. Enter into any transaction or agreement with, or make any payment to, any Affiliate, officer or director of the Company, amend or terminate any existing agreement with any Affiliate, officer or director of the Company, purchase from or provide to any Affiliate, officer or director of the Company any

                                                                    EXHIBIT 3.1


                   selling, general management or administrative services, directly or indirectly make any sales to or purchases from any Affiliate, officer or director of the Company; or

              11. The sale of any assets of business of the company or any of its Subsidiaries or the acquisition of assets that would be prohibited by the Securities Purchase Agreement, as in effect as of the date hereof, without regard to any subsequent, termination, amendment or other modification of the Securites Purchase Agreement.

For the purposes hereof the term (1) "ORGANIC TRANSACTION" means (x) the sale, lease, exchange, transfer or other disposition of all or substantially all of the Company's assets to a person or group of persons (y) any merger, consolidation, refinancing or recapitalization that results in the holders of the issued and outstanding voting securities of the Company immediately prior to such transaction owning or controlling less than a majority of the voting securities of the continuing or surviving entity immediately following such transaction and/or (z) any person or persons acting together or which would constitute a "group" for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), together or with any Affiliates thereof, other than the holders of the Common Stock or their permitted transferees as of July 30, 1997, and the holders of the Series C Preferred Stock as of July 30, 1997, and their respective Affiliates, beneficially owning (as defined in Rule 13d-3 of the Exchange Act) or controlling, directly or indirectly, at least 50% of the total voting power of all classes of capital stock entitled to vote generally in the election of Directors of the Company; and (2) "AFFILIATE" shall have the meaning assigned to that term in Regulation 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

         ARTICLE FIVE. A majority vote of the shareholders entitled to vote on a matter shall be required for action on that matter.

         ARTICLE SIX. The board of directors is authorized to make, alter or repeal the by-laws of the Company.

         ARTICLE SEVEN. No director shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the Company or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by
Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The Company shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Company the power to indemnify.

                                                                    EXHIBIT 3.1


         ARTICLE EIGHT. The name and mailing address of the sole incorporator is:

                                    James A. Feddersen
                                    Whyte Hirschboeck Dudek S.C.
                                    111 E. Wisconsin Avenue
                                    Suite 2100
                                    Milwaukee, WI 53202



         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 31st day of July, 1997.



                                       /S/ James A. Feddersen
                                       -----------------------------------------
                                       James A. Feddersen, Sole Incorporator

















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                                                                     EXHIBIT 3.1

                                   SCHEDULE A

                                   WATER TECH
                   PROJECTED EARNINGS BEFORE INCOME AND TAXES
                                   1997 - 2001


                                    EBIT

1997                                $2,474,000
1998                                $3,156,000
1999                                $4,720,000
2000                                $6,890,000
2001                                $8,979,000



                                 AQUA-CHEM, INC.
                   PROJECTED EARNINGS BEFORE INCOME AND TAXES
                                    1997-2001


                                    EBIT

1997                                $13,065,000
1998                                $15,108,000
1999                                $19,684,000
2000                                $25,454,000
2001                                $32,713,000















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